Business Entity - Filing Acknowledgement 09/10/2025 Work Order Item Number: W2025091000662-4708200 Filing Number: 20255164431 Filing Type: Certificate Pursuant to NRS 78.209 Filing Date/Time: 9/10/2025 10:16:00 AM Filing Page(s): 3 Indexed Entity Information: Entity ID:  E2432622019-7 Entity Name:  Sadot Group Inc. Entity Status:  Active Expiration Date:  None Commercial Registered Agent CORPORATION SERVICE COMPANY* 112 NORTH CURRY STREET, Carson City, NV 89703, USA   FRANCISCO V. AGUILAR Secretary of State RUBEN J. RODRIGUEZ Deputy Secretary for Southern Nevada 2250 Las Vegas Blvd North, Suite 400 North Las Vegas, NV 89030 Telephone (702) 486-2880 Fax (702) 486-2452 STATE OF NEVADA   OFFICE OF THE SECRETARY OF STATE GABRIEL DI CHIARA Chief Deputy Secretary of State DEANNA L. REYNOLDS Deputy Secretary for Commercial Recordings 401 N. Carson Street Carson City, NV 89701 Telephone (775) 684-5708 Fax (775) 684-7141   The attached document(s) were filed with the Nevada Secretary of  State, Commercial  Recording Division. The filing date and time  have been affixed to each document, indicating the date and time of filing. A filing number is also affixed and can be used to  reference this document in the future.                       Respectfully,  FRANCISCO V. AGUILAR            Secretary of State Page 1 of  1 Commercial Recording 2250 Las Vegas Blvd North North Las Vegas, NV 89030 401 N. Carson Street Carson City, NV 89701 1 State of Nevada Way Las Vegas, NV 89119

Filed in the Office of Secretary of State State Of Nevada Business Number E2432622019-7 Filing Number 20255164431 Filed On 9/10/2025 10:16:00 AM Number of Pages 2